Exhibit 99.1

Media Contact:
Dawn Goldstein
e-mail: dawn.goldstein@interdigital.com
Investor Contact:
Janet Point
e-mail: janet.point@interdigital.com
(610) 878-7800


FOR IMMEDIATE RELEASE


     INTERDIGITAL'S BOARD AUTHORIZES BUYBACK OF UP TO ONE MILLION SHARES OF
                                  COMMON STOCK


     King of Prussia, PA, October 25, 2004 . . . InterDigital Communications Corporation (Nasdaq: IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced that its Board of Directors approved the repurchase of up to one million shares of the Company's outstanding Common Stock. The shares may be repurchased from time-to-time through open-market purchases or prearranged trading plans. The amount and timing of purchases will be based on a variety of factors, including potential stock acquisition price, cash requirements, acquisition opportunities, strategic investments and other market and economic factors.

     "The Board of Directors' authorization to repurchase additional shares reflects confidence in our future and our prospects for continued growth," said Howard Goldberg, President and Chief Executive Officer. "Additions of new patent license agreements and receipt of recurring royalty payments associated with the solid performance of our licensees worldwide have substantially strengthened InterDigital's cash position. Our strong financial foundation supports both the pursuit of a range of technology and product investments and the ability to engage in share repurchase programs at attractive prices."

     About InterDigital

     InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

     This press release contains forward-looking statements as to the Company's beliefs, plans, and expectations with respect to our share repurchase program. Forward-looking statements are subject to risks and uncertainties and actual outcomes could differ materially from those expressed in any such forward-looking statements due to a variety of factors including fluctuations in the price of our Commons Stock, our cash requirements, and other market and economic factors, relating to the share repurchase program. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.